                                                                      EXHIBIT 12

                               EXXON CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (MILLIONS OF DOLLARS)

                                             YEAR ENDED DECEMBER 31,
                                       ----------------------------------------
                                        1995     1994    1993    1992    1991
                                       -------  ------  ------  ------  -------
Income before cumulative effect of
 accounting changes..................  $ 6,470  $5,100  $5,280  $4,810  $ 5,600
Excess/(shortfall) of dividends over
 earnings of affiliates owned less
 than 50% accounted for by the equity
 method..............................       25     (20)    (24)    (28)     (75)
Provision for income taxes(1)........    4,428   3,025   3,113   2,811    3,304
Capitalized interest.................     (418)   (306)   (291)   (287)    (256)
Minority interests in earnings of
 consolidated subsidiaries...........      299     231     246     229      150
                                       -------  ------  ------  ------  -------
                                        10,804   8,030   8,324   7,535    8,723
                                       -------  ------  ------  ------  -------
Fixed Charges:(1)
 Interest expense--borrowings........      478     530     533     580      711
 Capitalized interest................      533     405     374     364      331
 Rental expense representative of
  interest factor....................      416     401     387     382      391
 Dividends on preferred stock........        3       3       7      29       27
                                       -------  ------  ------  ------  -------
                                         1,430   1,339   1,301   1,355    1,460
                                       -------  ------  ------  ------  -------
Total adjusted earnings available for
 payment of fixed charges............  $12,234  $9,369  $9,625  $8,890  $10,183
                                       =======  ======  ======  ======  =======
Number of times fixed charges are
 earned..............................      8.6     7.0     7.4     6.6      7.0

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Note:
(1) The provision for income taxes and the fixed charges include Exxon Corporation's share of non-consolidated companies 50% owned.

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